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                                                                     EXHIBIT 8.1


                          [GRAHAM & DUNN PC LETTERHEAD]


                                January 12, 2001






Glacier Bancorp, Inc..                    Glacier Capital Trust I
49 Common Loop                            49 Common Loop
Kalispell, Montana  59401                 Kalispell, Montana  59401



        RE: REGISTRATION STATEMENT ON FORM S-3 - $35,000,000 PREFERRED SECURITIES OFFERING - OPINION AS TO CERTAIN FEDERAL INCOME TAX MATTERS

Gentlemen:

        We have acted as counsel for Glacier Bancorp, Inc., a Delaware corporation ("Glacier"), and Glacier Capital Trust I ("Capital Trust"), a statutory business trust created under the laws of Delaware, in connection with the above-captioned Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the "Commission") on December 22, 2000, under the Securities Act of 1933, as amended (the "Act") (the "Registration Statement"), for the purpose of registering the preferred securities ("Preferred Securities") to be issued by Capital Trust and with respect to the guarantee subordinated debentures to be issued by Glacier to Capital Trust in connection with such issuance of the Preferred Securities. Except as may be otherwise indicated, all defined terms used herein shall have the meaning as described in the Registration Statement.

        In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the form of Certificate of Trust of Glacier Capital Trust I; (ii) the form of Amended and Restated Trust Agreement among Glacier Bancorp, Inc., as Depositor, Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and The Administrative Trustees Named Herein ("Amended and Restated Trust Agreement"); (iii) the form of Common Securities Certificate of Glacier Capital Trust I ("Common Securities Certificate"); (iv) the form of Trust Preferred Securities Certificate of Glacier Capital Trust I ("Trust Preferred Securities Certificate"); (v) the form of Guarantee Agreement By and Between Glacier Bancorp, Inc. and Wilmington Trust Company ("Guarantee"); (vi) the form of Subordinated Debenture ("Subordinated Debenture"); and (vii) the form of Indenture Between Glacier Bancorp, Inc. and Wilmington Trust Company, as


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January 12, 2001
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Indenture Trustee ("Indenture"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than Glacier or Capital Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Amended and Restated Trust Agreement, the Common Securities Certificates, Trust Preferred Securities Certificates, the Guarantee, the Subordinated Debentures and the Indenture, when executed, will be executed in substantially the form reviewed by us and that the terms of the Subordinated Debentures when established in conformity with the Indenture will not violate any applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of Glacier, Capital Trust and others.

        We hereby confirm that, although the discussion set forth under the heading "FEDERAL INCOME TAX CONSEQUENCES" in the form of Prospectus for the offering of the Preferred Securities filed as part of the Registration Statement ("Prospectus") does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law as they relate to holders described therein and that such summary represents our opinion insofar as it relates to matters of law and legal conclusions. It is possible that the Internal Revenue Service may take contrary positions with regard to the purchase, ownership and disposition of the Preferred Securities and that a court may agree with such contrary positions.

        The opinions expressed in this letter are based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

        Our opinion is limited to those federal income tax issues specifically considered herein and are addressed to and are only for the benefit of Glacier and Capital Trust in connection


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January 12, 2001
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with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our written consent. We do not express any opinion as to any other United States federal income tax issues or any state or local tax issues. Although the opinions herein are based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

        We hereby consent to the use of our name under the captions "FEDERAL INCOME TAX CONSEQUENCES" and "LEGAL MATTERS" in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and applies only to the disclosures set forth in the Prospectus and Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                      Sincerely,

                                      /S/ GRAHAM & DUNN PC





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